Exhibit 5.1

Akerman Senterfitt
One Southeast Third Avenue, Suite 2800
Miami, Florida 33131

July 13, 2005

BabyUniverse, Inc.
5601 NW 9th Avenue, Suite 104
Fort Lauderdale, FL 33309

     Re: Registration Statement on Form S-1

Ladies and Gentlemen:

     This opinion is furnished to you in connection with a Registration Statement on Form S-1 (File No. 333-124395) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of an aggregate of 2,300,000 shares of Common Stock, $0.001 par value per share (the “Shares”), of BabyUniverse, Inc., a Florida corporation (the “Company”), which Shares will be sold by the Company and certain selling shareholders (the “Selling Shareholders”) (including 300,000 Shares which may be sold upon exercise of an over-allotment option granted by the Selling Shareholders).

     The Shares are to be sold by the Company, and by the Selling Shareholders to the extent that the over-allotment option is exercised, pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by and among the Company, the Selling Shareholders and GunnAllen Financial, Inc., as representative of the several underwriters named in the Underwriting Agreement, the form of which will be filed as Exhibit 1.1 to the Registration Statement.

     We are acting as counsel for the Company and the Selling Shareholders in connection with the issuance and sale of the Shares. We have examined signed copies of the Registration Statement as filed with the Commission. We have also examined and relied upon the Underwriting Agreement, minutes of meetings of the shareholders and the Board of Directors of the Company as provided to us by the Company, stock record books of the Company as provided to us by the Company, the Articles of Incorporation and Bylaws of the Company, each as to be restated immediately prior to the closing of the offering, for purposes of rendering the opinions hereinafter set forth.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

     Based upon and subject to the foregoing, we are of the opinion that the Shares will, when sold in accordance with the terms and conditions of the Underwriting Agreement, be validly issued, fully paid and nonassessable.

     Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,
/s/AKERMAN SENTERFITT